Exhibit 99.1

Fifth Street Finance Corp. Reduces Pricing and Extends Maturity on Its $125MM
Revolving Credit Facility With Sumitomo Mitsui Banking Corporation

GREENWICH, CT, Aug. 18, 2015 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC") today announced that it has finalized an amendment to extend the maturity and reduce pricing on its existing $125 million revolving credit facility with Sumitomo Mitsui Banking Corporation ("SMBC"). The reinvestment period was extended by one year to September 16, 2017 and the maturity date was extended by one year to September 16, 2021. Additionally, the stated interest rate on the facility was changed from LIBOR plus 2.25% per annum to LIBOR plus 2.00% or LIBOR plus 2.25% per annum, based on actual usage levels.

"Our revolving credit facility with SMBC provides us with long-term, flexible capital and allows FSC to continue providing debt financing in support of our private equity clients. We have built a strong relationship with SMBC and appreciate its continued support in helping us to optimize our capital structure and lower the cost of our debt," stated Todd G. Owens, FSC's Chief Executive Officer.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors. The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments. FSC's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments. The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with over $5 billion in assets under management across multiple public and private vehicles. With a track record of over 17 years, Fifth Street's platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions. FSC's website can be found at fsc.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:

Robyn Friedman, Vice President, Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

Nick Rust

Prosek Partners

(212) 279-3115 ext. 252

pro-fifthstreet@prosek.com